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                                                                    Exhibit 99.1

   SALE OF BEYOND.COM CORPORATION'S GOVERNMENT SYSTEMS BUSINESS TO SOFTCHOICE
                             CORPORATION COMPLETED

Santa Clara, California ---August 1, 2002 -- Beyond.com Corporation today announced that its sale of substantially all of the assets and customer contracts related to the company's Government Systems Group to Softchoice Corporation has been completed.

Softchoice did not assume liabilities of Beyond.com other than the obligations under the Beyond.com Government Systems Group customer contracts. Beyond.com expects that the total sale proceeds of this transaction, together with the proceeds of the previously announced sale of its eStore assets to Digital River which was completed in March 2002 and the proceeds of liquidation of its remaining office and technology assets, will be insufficient to cover all of Beyond.com's liabilities and that, therefore, Beyond.com's stockholders will not receive any distribution upon completion of the bankruptcy proceedings.

ABOUT BEYOND.COM CORPORATION

Beyond.com Corporation filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in order to effect the sale of its two operating businesses, the eStores Group and the Government Systems Group. Beyond.com's eStore Group was sold on March 31, 2002, subject to pending court approval. For more information visit: www.beyond.com.

ABOUT SOFTCHOICE CORPORATION

Softchoice helps businesses and organizations of all sizes research, buy and manage their software resources. Softchoice is a single source for a wide selection of industry leading software brands including Microsoft, Adobe and Symantec. Softchoice services customers through a network of highly trained outbound sales and customer service representatives, technical product specialists, licensing experts and eBusiness tools. Headquartered in Toronto, Softchoice currently has 32 branches in operation with 27 branches located in the U.S. and five branches in Canada. Visit Softchoice at www.softchoice.com

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release contains statements that qualify as forward-looking statements under the Private Securities Litigation Reform Act of 1995. Those statements include statements about Beyond.com Corporation's intentions, expectations, hopes, beliefs, prospects, plans, and predictions for the company's future and, in particular, statements regarding the company's expectation that the total proceeds from the sale of all assets of the company will be insufficient to cover all of Beyond's liabilities and that Beyond's stockholders will not receive any distribution upon completion of the bankruptcy proceedings. Such statements involve risks and uncertainties which may cause actual results to differ materially from those set forth in these statements. Factors that could cause actual results to differ materially include risks and uncertainties such as a significant increase in value of the company's assets, including the Digital River stock it holds. For further information regarding risks and uncertainties, you are also referred to the documents filed by Beyond.com Corporation with the SEC from time to time, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. All forward-looking statements are made as of today, and the company assumes no obligation to update such statements.

For further information about Beyond.com Corporation contact:

John P. Barratt                          Ronald S. Smith
Chief Operating Officer                  President and Chief Executive Officer
Beyond.com Corporation                   Beyond.com Corporation
Tel:  (408) 855-2618                     Tel:  (403) 855-2613
jpbarratt@beyond.com                     rons@beyond.com